Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 22 inspections at 18 and 19 of our mines during the three months ended September 30, 2021 and 2020, respectively. There were five and four reportable citations following four and three of those inspections during the three months ended September 30, 2021 and 2020, respectively.

During the three months ended September 30, 2021 and 2020, specifically with respect to our mines:

●	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
●	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
●	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
●	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
●	We did not experience any mining-related fatalities.
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We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

●	There are four legal actions that are a contest of citations referenced in Subpart B of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission during the three months ended September 30, 2021, and one such legal action during the three months ended September 30, 2020.
●	There was no such legal action resolved during the three months ended September 30, 2021, and one such legal action was resolved during the three months ended September 30, 2020.
●	Proposed assessments from the MSHA during the three months ended September 30, 2021 were less than eight thousand dollars, and during the three months ended September 30, 2020 were less than two thousand dollars.